Exhibit 99.1

One Horizon Group Provides 2018 Year-End Business Update

MIAMI, Florida - April 16, 2019 —One Horizon Group, Inc. (OTCQB: OHGI) (Company or One Horizon) today provided a business update and reported results for the year-ended December 31, 2018.

2018 Highlights:

●	Acquired 123Wish, a subscription-based, experience marketplace focused on providing users with exclusive opportunities to enjoy personalized experiences

●	Acquired premier music production company, C-Rod, Inc., along with its record label and media content division, Velveteen Entertainment and Mues Media, respectively; collectively, the C-Rod companies now operate as ‘Love Media House,’ a wholly-owned subsidiary of One Horizon

●	Acquired a majority interest in Banana Whale Studios Pte., Ltd., (Banana Whale) a B2B software provider focusing on innovation and next generation games and entertainment

●	Secured the rights for Love Media House to produce a docuseries based on the life of Ramon Milian Rodriguez, the Chief Financial Officer of the Medellin Drug Cartel

●	Acquired an eighty percent ownership interest in the software, source code and all other intellectual property underpinning the 123Wish experience marketplace platform (123Wish Platform)

●	Entered into an agreement to offer on-demand video and music streaming services via the 123Wish Platform

●	Acquired a majority interest in Browning Production & Entertainment, Inc. (Browning), which has produced and has ownership rights to various national and international television programs airing on notable networks

2019 Year-to-Date Highlights:

●	Sold the Company’s majority interest in Banana Whale for $2.0 million (USD) realizing an approximate $930,000 gain

●	Entered into an agreement to acquire a majority interest in MAHAM LLC (MAHAM), an innovative, technology-driven yoga studio and digital concept

●	Entered into a preliminary, non-binding agreement to acquire a majority interest in Redspots Creative (Hong Kong) Company Limited (Redspots Creative), a multi-media production company, in a stock transaction based on post-closing, future earnings

Mark White, Chief Executive Officer of One Horizon Group, stated, “We are extremely pleased with the Company’s progress throughout 2018 and continued advancements heading into 2019. We are building a solid and sustainable platform for long-term growth. We began 2018 with the acquisition of 123Wish, a subscription-based platform providing users with exclusive opportunities to enjoy personalized, dream experiences with celebrities and renowned social media influencers, while supporting various charities. During the year, 123Wish launched an on-demand social experience App that enables users to win incredible opportunities with the stars they love. These experiences not only give people worldwide a chance to meet and interact with the well-known stars and influencers, but also allows them to participate in charities. This platform is especially powerful in creating charity awareness for the younger generations, such as Gen Z and millennials.”

“Beyond our acquisition of 123Wish, we completed the acquisition of C-Rod, Inc., a premier music production company, along with its record label and media content division, now collectively operating as ‘Love Media House.’ Love Media House has a proven track record of working with A-list superstars and artists consistently at the top of the Billboard charts. This relationship has generated immediate synergies with 123Wish, providing access to Love Media House’s recognized artists and interactions with their fan base.”

“We also acquired a majority interest in Banana Whale in 2018. However, in February 2019, we decided to sell BWS, which returned in excess of 100% on invested capital in less than nine months. We believe this strategic sale further illustrates the flexibility of our holding company model to maximize shareholder value.”

“We have continued our momentum heading into 2019, beginning with our agreement to acquire a majority interest in MAHAM, a new and unique yoga experience with a digital outlook. The combination of MAHAM yoga with our 123Wish Platform technology and streaming media capabilities positions us to bring MAHAM yoga from a hot local concept to a much broader global platform through digital streaming. We believe this is just another illustration of the scalability of our platform.”

“Similarly, we announced last month that we entered into a preliminary agreement to acquire a majority interest in Redspots Creative, which provides an array of 2D/3D video production, as well as AR/VR interactive technologies. We are particularly excited about Redspots’ proprietary “virtual idol” system, which utilizes motion-capture and facial expression-capture technology, as well as real-time rendering, voice control and other systems for integration of the actor's movements, expressions, and voice to the virtual character in real time. We believe this planned acquisition could prove transformational to the business and can be easily leveraged across our media and digital technology platform.”

“Overall, we remain highly disciplined in our M&A strategy, and believe we have built a solid foundation for continued growth, both organic and through strategic acquisitions. We have maintained a solid balance sheet with no long-term debt, and are committed to driving significant value for shareholders in 2019,” concluded Mr. White.

Financial Results

Revenue from continuing operations for the year ended December 31, 2018, was approximately $787,000, as compared to approximately $714,000 for the year ended December 31, 2017, an increase of approximately $73,000 or 10.2%. The increase was primarily due to revenue generated from companies acquired in 2018.

Operating expenses including general and administrative expenses, consultancy primarily for both potential acquisitions and acquisitions concluded and impairment of secure messaging software were approximately $12.8 million for the year ended December 31, 2018, as compared to approximately $4.3 million, for the same period in 2017. The increase in expenses primarily arose due to an increase in non-cash consulting expenditure and an impairment charge on secure messaging software.

Net loss from continuing operations for the year ended December 31, 2018, was approximately $13.7 million, of which approximately $10.7 million was non-cash, as compared to a net loss of $5.1 million for the same period in 2017.

About One Horizon Group, Inc.

One Horizon Group, Inc. is a media and digital technology acquisition and software company, which owns Love Media House, a full-service music production, artist representation and digital media business. The Company also holds a majority interest in 123Wish, a subscription-based, experience marketplace, as well as majority interest in Browning Productions & Entertainment, Inc., a full-service digital media and television production company. For more information, see http://www.onehorizoninc.com/

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact

Crescendo Communications, LLC
212-671-1021
OHGI@crescendo-ir.com